Exhibit 99.1

American Eagle Outfitters, Inc. Announces Pricing of $400 Million Private Offering of Convertible Senior Notes Due 2025

04.23.20

PITTSBURGH — (BUSINESS WIRE) — American Eagle Outfitters, Inc. (NYSE: AEO) today announced the pricing on April 22, 2020 of its offering of $400,000,000 aggregate principal amount of 3.75% convertible senior notes due 2025 (the “notes”) in a private offering only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). AEO also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date notes are first issued, up to an additional $60 million aggregate principal amount of notes in the private placement. The issuance and sale of the notes is scheduled to settle on or about April 27, 2020, subject to customary closing conditions.

The notes will be unsecured, unsubordinated obligations of AEO and will accrue interest at a rate of 3.75% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2020. The notes will mature on April 15, 2025, unless earlier repurchased, redeemed or converted. The notes will be convertible by the noteholders prior to the close of business on the business day immediately preceding January 15, 2025 only under certain circumstances and during certain periods, and irrespective of those circumstances, will be convertible by the noteholders on or after January 15, 2025 until the close of business on the second scheduled trading day immediately preceding April 15, 2025. The initial conversion rate will be 114.2988 shares of AEO’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.75 per share of AEO’s common stock, which represents a premium of approximately 30% over the last reported sale of $6.73 per share of AEO’s common stock on April 22, 2020), subject to adjustment in certain circumstances. Upon conversion, the notes may be settled, at AEO’s election, in cash, shares of AEO’S common stock or a combination of cash and shares of AEO’s common stock.

The notes will also be redeemable, in whole or in part, for cash at AEO’s option at any time, and from time to time, on or after April 17, 2023 in certain circumstances at a redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, in certain limited circumstances, noteholders may require AEO to repurchase their notes for cash for a repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

AEO estimates that the net proceeds from the offering will be approximately $389.4 million (or approximately $448.1 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. AEO intends to use the net proceeds from the offering for general corporate purposes.

The offer and sale of the notes and any shares of AEO’s common stock issuable upon conversion of the notes have not been registered under the Securities Act or any other applicable securities laws. As a result, the notes and the shares of AEO’s common stock, if any, issuable upon conversion of the notes will be subject to restrictions on transferability and resale and may not be offered, transferred or sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

This press release does not and will not constitute an offer to sell, or the solicitation of an offer to buy, the notes, any shares of AEO’s common stock issuable upon conversion of the notes, or any other securities, nor will there be any sale of the notes or any such shares or other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. Any offer will be made only by means of a private offering memorandum.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates more than 1,000 stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent AEO’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting AEO will be those that it has anticipated. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to AEO’s business, including those described in periodic reports that AEO files from time to time with the Securities and Exchange Commission. AEO may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and AEO does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Olivia Messina

412-432-3300

LineMedia@ae.com